EXHIBIT 99.1

Smith-Midland Reports Second Quarter 2021 Financial Results

Royalty Income Strongest Quarter in Company History

MIDLAND, VA – August 10, 2021 – Smith-Midland Corporation (NASDAQ: SMID) provider of innovative, high-quality proprietary and patented precast concrete products and systems today announced second quarter results for 2021.

Second Quarter 2021 Highlights

•	68 percent increase in royalty income, the strongest quarter in Company history
•	30 percent increase in core fleet barrier rental revenues
•	Rental barrier fleet expansion to 300,000 linear fleet by year end 2021
•	Received Platinum Safety Award from Associated Builders and Contractors (ABC)

“I am pleased to announce another great quarter and first half of 2021 as we execute against our long-term growth plans. As stated last quarter, we had a tremendous number of one-time special projects during Q1 which drove stronger than typical results. Moving into Q2, the strength in the rental business remains robust. As we continue driving a higher mix of barrier rental business by increasing our core rental fleet and proactively shifting our customers to barrier rentals versus sales, we will continue to drive higher margins. Our second quarter 2021 royalty income posted historic gains; a notable 68 percent increase compared to last year. We expect to see additional royalty income growth in future quarters related to the approval of our patented JJ-Hooks interlocking highway barrier system in the California market that we announced in February of this year,” said Ashley Smith, Chief Executive Officer. Our focus on sales for our lightweight proprietary SlenderWall cladding system is yielding results and we are happy to see those efforts gaining traction. I also wanted to mention how proud I am of our team’s receipt of the Platinum Safety Award from Associated Builders and Contractors. Disciplined execution and emphasizing our lean manufacturing methodologies as we grow is key. Management and the Board remain closely aligned with our shareholders and look to continuously drive long term shareholder value,” concluded Smith.

Second Quarter 2021 Results

The Company reported 2021 second quarter revenues of $12.3 million compared to $10.5 million for second quarter 2020. Operating income for second quarter 2021 increased to approximately $1.3 million compared to $573,000 in second quarter 2020. Net income increased from $441,000 for the second quarter 2020 compared to $985,000 for the second quarter 2021. Earnings per share increased from $0.09 in second quarter 2020 to $0.19 second quarter 2021.

Six Month 2021 Results

The Company reported $27.5 million in revenue for the six-months ended June 30, 2021 compared to $20.3 million during the same period in 2020. Operating income for the first half of 2021 increased to $5.1 million from $532,000, reflecting an increase of approximately 855 percent over the same period of last year. Net income for the first half of 2021 totaled $3.9 million compared to $403,000 in the first half of 2020, an 856 percent improvement. Earnings per share increased 825 percent to $0.74 for the six months ended June 30, 2021 compared to $0.08 in the same period of 2020.

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Product Sales

Smith-Midland reports revenue in two categories: products sales and service revenue. Product sales for second quarter 2021 totaled $7.2 million compared to $6.7 million second quarter 2020. The Company’s architectural panel sales for the second quarter 2021 posted an increase of 63 percent year-over-year. Soundwall revenue increased 9 percent from $2.2 million to $2.4 million. Building sales and utility sales saw a 10 percent and 21 percent increase, respectively.

Service Revenue

Barrier rentals posted a solid increase of 30 percent during the second quarter of 2021. The Company is prepared to meet barrier rental demand by increasing the rental fleet to 300,000 linear feet by the end of 2021. Smith-Midland will manufacture the barrier and expects the $1.0 million investment to pay off quickly. Royalty income improved an impressive 68 percent compared to second quarter 2020. The royalty increase is primarily attributed to increases in licensee production of the Company's proprietary, interlocking JJ-Hooks highway barriers. Smith-Midland's licensee expansion into California with the Company's patented and proprietary product offerings is expected to further elevate royalty income moving forward. Service revenues totaled $5.1 million for second quarter 2021 compared to $3.8 million in the prior year reflecting a 35 percent increase overall.

Balance Sheet and Liquidity

As of June 30, 2021, Smith-Midland's cash and investments totaled $14.4 million compared to $5.6 million in the second quarter 2020. Accounts receivable equaled $11.8 million while debt at the end of the second quarter 2021 totaled $4.5 million. Smith-Midland’s PPP loan of approximately $2.7 million was forgiven in full subsequent to the end of the second quarter 2021. Capital spending declined year-over-year to $926,000 compared to $2.3 million in 2020.

Macro Environment and Outlook

Smith-Midland is currently experiencing many favorable tailwinds with the transition to MASH TL3 barrier, and certainly the U.S. Infrastructure bill would be impactful for our business; however, the Company is not immune from macro challenges. Many U.S. businesses are being impacted by logistical and supply chain disruption. Overall, Smith-Midland is well positioned and has been proactive by increasing raw material inventories to ensure the Company is able to meet customer demand. The Company's barrier rental business remains very strong, and Smith-Midland is accelerating sales for the light weight, proprietary SlenderWall cladding system. Backlog was approximately $26.0 million recorded as of August 2, 2021, compared to $25.6 million at the same time in 2020. Smith-Midland’s innovative, patented proprietary products are well positioned to drive the Company into the future. Smith-Midland will continuously leverage lean manufacturing methodologies to optimize operations.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utilities industries. Management and the board own approximately 20 percent of SMID stock, aligning with shareholder values.

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Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, the risk that the coronavirus outbreak may adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, out debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Contact:

Media Inquiries:
AJ Krick, CFO
540-439-3266
investors@smithmidland.com

Investor Relations:

Steven Hooser or Deidra Roy

Three Part Advisors, LLC
214-872-2710

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